Second Amended and Restated

                               Operating Agreement



                                       of





                            PNGI CHARLES TOWN GAMING
                            LIMITED LIABILITY COMPANY



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TABLE OF CONTENTS

ARTICLE I................................................................................................1

         FORMATION.......................................................................................1
                  1.1. Organization......................................................................1
                  1.2. Agreement, Effect of Inconsistencies with Act.....................................1
                  1.3. Name..............................................................................1
                  1.4. Effective.........................................................................1
                  1.5. Registered Agent and Office.......................................................1
                  1.6. Principal Office..................................................................2
                  1.7. Term..............................................................................2

ARTICLE II...............................................................................................2

         DEFINITIONS.....................................................................................2
                  2.1. Definitions.......................................................................2

ARTICLE III..............................................................................................2

         NATURE OF BUSINESS..............................................................................2
                  3.1. Purpose...........................................................................2

ARTICLE IV...............................................................................................2

         POWERS   .......................................................................................2
                  4.1.  Powers...........................................................................2

ARTICLE V................................................................................................3

         ACCOUNTING AND RECORDS..........................................................................3
                  5.1. Records to be Maintained..........................................................3
                  5.2. Reports to Members................................................................3

ARTICLE VI...............................................................................................3

         MEMBERS  .......................................................................................3
                  6.1. Member Eligibility................................................................3
                  6.2. Members...........................................................................4





ARTICLE VII..............................................................................................4


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         RIGHTS AND DUTIES OF MEMBERS....................................................................4
                        7.1. Voting Rights...............................................................4
                        7.2.  Management Rights..........................................................5
                        7.3. Liability of Members........................................................5
                        7.4. Indemnification.............................................................5
               7.5. Representations and Warranties.......................................................5
                        7.6. Conflicts of Interest.......................................................5
                        7.7. Miscellaneous Obligations...................................................7
                        7.8. Members' Rights and Liabilities.............................................7

ARTICLE VIII.............................................................................................7

         MANAGING MEMBER.................................................................................7
                  8.1. Managing..........................................................................7
                  8.2. Authority of Members to Bind the Company..........................................7
                  8.3. Reimbursement for Managing Member's Expenses......................................8
                  8.4. Bank Accounts.....................................................................8

ARTICLE IX...............................................................................................8

         CONTRIBUTIONS AND CAPITAL ACCOUNTS..............................................................8
                  9.1. Contributions.....................................................................8
                  9.2. Primary Funding and Primary Funding Loan..........................................8
                  9.3. Additional Contributions.........................................................10
                  9.4 Enforcement of Commitments........................................................11
                  9.5. Maintenance of Capital Accounts..................................................12
                  9.6. Distribution of Assets...........................................................12
                  9.7. Compliance with Section 704(b) of the Code.......................................12

ARTICLE X...............................................................................................13

         ALLOCATIONS AND DISTRIBUTIONS..................................................................13
                  10.1. Allocations of Net Profits and Net Losses ......................................13
                  10.2 [Intentionally blank]............................................................13
                  10.3. Company Minimum Gain............................................................13
                  10.4. Member Minimum Gain Chargeback..................................................13
                  10.5. Qualified Income Offset.........................................................14
                  10.6. Company Non-Recourse Deductions.................................................14


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                  10.7. Member Non-Recourse Deductions..................................................14
                  10.8. Interim Distributions...........................................................14
                  10.9. Limitations on Distributions....................................................14

ARTICLE XI..............................................................................................15

               TAXES    ................................................................................15

                        11.1. Elections.................................................................15

                        11.2. Taxes of Taxing Jurisdictions.............................................15

                        11.3. Tax.......................................................................15

                        11.4. Accrual Method of Accounting..............................................15

ARTICLE XII.............................................................................................15

         DISPOSITION OF MEMBERSHIP INTERESTS............................................................15
                  12.1. Disposition of Membership Interests.............................................15
                  12.2 The BDC Group and its Members....................................................16

ARTICLE XIII............................................................................................16

         DISSOCIATION OF A MEMBER.......................................................................16
                  13.1. Dissociation....................................................................16
                  13.2. Purchase of Dissociated Member's Membership Interest............................17
                  13.3. Purchase Price of Dissociated Member's Membership
                           Interest.....................................................................18

ARTICLE XIV.............................................................................................18

         ADMISSION OF ADDITIONAL MEMBERS................................................................19
                  14.1. Admission of Additional Members.................................................19

ARTICLE XV..............................................................................................19

         DISSOLUTION AND WINDING UP.....................................................................19
                  15.1. Dissolution.....................................................................19
                  15.2. Effect of Dissolution...........................................................19
                  15.3. Distribution of Assets on Dissolution...........................................19
                  15.4. Payment of Liquidation Proceeds.................................................19
                  15.5. Winding Up and Certificate of Dissolution.......................................19


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ARTICLE XVI.............................................................................................20

         AMENDMENT......................................................................................20
                  16.1. Operating Agreement May Be Modified.............................................20
                  16.2. Amendment or Modification of Operating Agreement................................20

ARTICLE XVII............................................................................................20

                  17.1 The Showboat Obligations.........................................................20
                  17.2  The $250,000 Loans..............................................................20
                  17.3  Certain Definitions.............................................................21
                  17.4  Determination of Members........................................................21

ARTICLE XVIII...........................................................................................22

                                 MISCELLANEOUS PROVISIONS...............................................22
                  18.1. Entire Agreement................................................................22
                  18.2. No Partnership Intended for Nontax..............................................22
                  18.3. Rights of Creditors and Third Parties under Operating
                           Agreement....................................................................22
                  18.4. Arbitration.....................................................................22
                     18.5. Notices......................................................................24
                     18.6. Further Documents............................................................24
                     18.7. Exhibits and Schedules ......................................................24
                     18.8. Sections and Articles........................................................24
                     18.9. Headings.....................................................................24
                  18.10. Number and Gender of Words.....................................................24
                  18.11. Invalid Provisions.............................................................24
                  18.12. Multiple Counterparts..........................................................25
                  18.13. No Rule of Construction........................................................25
                  18.14. No Waiver......................................................................25
                  18.15. Governing Law..................................................................25
                  18.16. Assignment.....................................................................25
EXHIBIT A...............................................................................................28
         Membership and Percentage Interest.............................................................28

EXHIBIT B...............................................................................................30
         PRIMARY FUNDING LOANS AS OF AUGUST 31, 1997....................................................30
APPENDIX I..............................................................................................31


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         DEFINITIONS....................................................................................31
                        Act      .......................................................................31
                        Additional Member...............................................................31
                        Articles .......................................................................31
                        Bankrupt Member.................................................................31
                        BDC      .......................................................................31
                        BDC Group.......................................................................31
                        BDC Group Member................................................................31
                        BDC Group Representative........................................................31
                        BT Loan  .......................................................................31
                        Business Day....................................................................31
                                          Capital Account...............................................31
                        Capital Contribution............................................................32
                        Code     .......................................................................32
                        Commission......................................................................32
                        Commitment......................................................................32
                        Company  .......................................................................32
                        Company Liability...............................................................32
                        Company Minimum Gain............................................................32
                        Company Nonrecourse Liability...................................................32
                        Company Nonrecourse Deductions..................................................32
                        Company Property................................................................33
                        Contributing Member.............................................................33
                        Contribution....................................................................33
                        Default Interest Rate...........................................................33
                        Delinquent Member...............................................................33
                        Distribution....................................................................33
                        Disposition (Dispose)...........................................................33
                        Dissociation....................................................................33
                        Dissociated Member..............................................................33
                        Initial Capital Contribution....................................................33
                        Initial Members.................................................................33
                        License  .......................................................................33


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                        Licensed Activities.............................................................33
                        Majority of the Members.........................................................33
                        Managing Member.................................................................34
                        Member   .......................................................................34
                        Member Guarantee................................................................34
                        Member Loan.....................................................................34
                        Member Minimum Gain.............................................................34
                        Member Nonrecourse Deductions...................................................34
                        Member Nonrecourse Liability....................................................34
                        Membership and Percentage Interest..............................................34
                        Membership Interest.............................................................34
                        Money    .......................................................................34
                        Net Losses......................................................................35
                        Net Profits.....................................................................35
                                 Nonrecourse Liabilities................................................35
                        Notice or Notify................................................................35
                        Offsettable Decrease............................................................35
                        Operating Agreement.............................................................35
                        Percentage Interest.............................................................35
                        Percentage Majority of the Members..............................................35
                        Percentage Majority of the Remaining
                                 Members................................................................35
                        PNGI/West Virginia..............................................................35
                        Proceeding......................................................................35
                        Property .......................................................................36
                        Person   .......................................................................36
                        Regulations.....................................................................36
                        Related Person..................................................................36
                        Removal  .......................................................................36
                        Resignation.....................................................................36
                        Rules    .......................................................................36
                        Statutes .......................................................................36
                        Taxable Year....................................................................36


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                        Taxing Jurisdiction.............................................................36
                        Withdrawal......................................................................36


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This Second Amended and Restated Operating Agreement (the "Operating Agreement")
of PNGI Charles Town Gaming Limited Liability Company, a limited liability company organized pursuant to the Act, is entered into as of this 17th day of October, 1997 and shall be effective as of the Effective Date, by and among the Company and the Members.

         For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing the Operating Agreement hereby agree to the following terms and conditions of the Operating Agreement, as it may from time to time be amended according to its terms.

                                   ARTICLE I.


                                    FORMATION

         1.1. Organization. - The Members confirm that they have organized the Company on March 22, 1996 as a West Virginia limited liability company pursuant to the provisions of the predecessor limited liability statutes to the Act. The Company shall operate in accordance with and be regulated by the Act, except as specifically provided by Section 1.2 below.

         1.2. Agreement; Effect of Inconsistencies with Act- It is the express intention of the Members that this Operating Agreement shall be the sole source of agreement of the parties with respect to the subject matter hereof, and, except to the extent a provision of this Operating Agreement expressly incorporates federal income tax laws, rules or regulations by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Operating Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule.

         To the extent any provision of this Operating Agreement is prohibited or ineffective under the Act, this Operating Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act, consistent with the intent of the parties. In the event the Act is subsequently amended or interpreted in such a way to make any such provision of this Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such amendment or interpretation.

         1.3. Name- The name of the Company is PNGI Charles Town Gaming Limited Liability Company, and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.



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         1.4. Effective Date - The Operating Agreement shall be deemed effective as of March 22, 1996, the "Effective Date", as though it had been entered into on such date.

         1.5. Registered Agent and Office - The registered agent for the service of process and the registered office shall be that Person and location reflected in the Articles as filed in the office of the Secretary of State of West Virginia. The Managing Member may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State of West Virginia. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Member shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Managing Member shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

         1.6. Principal Office - The Principal Office of the Company shall be located at:

                                 Wyomissing Professional Center
                                 825 Berkshire Boulevard, Suite 203
                                 Wyomissing, Pennsylvania  19610

         1.7. Term - The period of duration of the Company shall expire on December 31, 2045, or when the Company is dissolved in accordance with Article XV hereof.

                                   ARTICLE II


                                   DEFINITIONS

         2.1. Definitions - For purposes of this Operating Agreement, unless the context clearly indicates otherwise, the capitalized terms used herein and/or set forth on Appendix I attached hereto shall have the meanings set forth in such Appendix.

                                  ARTICLE III.


                               NATURE OF BUSINESS



         3.1. Purpose - The purpose of the Company shall be to transact any lawful business that a limited liability company, corporation, general partnership, limited partnership or other business entity may conduct under the laws of the State of West Virginia, including but not limited to the conducting of Licensed Activities, auto racing, casino or riverboat gambling, or other gaming or wagering or other entertainment and hotel activities, and all forms of communications and publications pertaining to the foregoing, and the Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate such business.

                                   ARTICLE IV.


                                     POWERS

         4.1. Powers - The Company may exercise the powers and privileges conferred upon limited liability companies by the laws of the State of West Virginia only in furtherance of and subject to its purpose as set forth in
Article III above and subject further to the following limitations:

          4.1.1 The Company shall do nothing which if done by a Member would violate the Statutes or the Rules; and

          4.1.2 The Company, and if applicable to a Member then such Member, shall at all times comply with the Statutes and the Rules, including that the Company and if required each Member shall be, and the Company or Member shall cause each employee of the Company or shareholder, partner, other equity or beneficial owner, officer, director or employee of such Member who is so required under the Statutes or the Rules, to be a Licensed Person.


                                   ARTICLE V.


                             ACCOUNTING AND RECORDS

         5.1. Records to be Maintained - The Managing Member shall maintain suchbusiness and financial records at the Principal Office as it deems necessary or appropriate, including but not limited to a current list of the full name and last known business address of each Member, former Member and other holder of a Membership and Percentage Interest. All of such records shall be available for inspection by a Member, or that Member's authorized representative during normal business hours upon reasonable notice to the Managing Member.

         5.2. Reports to Members -

               5.2.1. The Managing Member shall provide, for their confidential use, financial reports at least quarterly, and, if otherwise available, monthly, to each of the Members promptly after the same become available.


               5.2.2. The Managing Member shall provide each Member those information returns required by the Code and the tax laws of any state in which that Member resides.

               5.2.3. The Managing Member shall promptly Notify each Member of the occurrence of any event which reasonably would be expected to have a material effect on the business or results of operations of the Company.


                                   ARTICLE VI.


                                     MEMBERS

         6.1. Member Eligibility - All Members, and, to the extent applicable, their respective equity owners, beneficial owners, officers, directors and employees, shall be Licensed Persons if required by the Statute or the Rules, and shall otherwise meet and comply with any applicable requirements of the Statutes and the Rules.

         6.2. Members - The names and addresses of the Members, their respective Membership and Percentage Interests, and the designation of the Managing Member as of the date hereof are as set forth on Exhibit A attached hereto, provided that if any Person acquires a Membership and Percentage Interest in the Company, in accordance with and in a manner permitted by the terms of this Operating Agreement, such new Member's name, address and Membership and Percentage Interest will be added promptly to Exhibit A.

                                  ARTICLE VII.


                          RIGHTS AND DUTIES OF MEMBERS

         7.1. Voting Rights

               7.1.1. Except with respect to actions governed by Section 7.1.2. below, all policy decisions on behalf of the Company, and any other matters which pursuant to this Operating Agreement require a determination or vote by the Members, shall be made by a Percentage Majority of the Members.


               7.1.2. Notwithstanding anything herein to the contrary, the unanimous vote of the Members shall be required to approve the following matters: any decision by the Company concerning the sale of all or substantially all the assets of the Company; the termination, dissolution or liquidation of the Company; the merger or consolidation of the Company with or into any other Person; Capital Contributions, Member Loans or Member Guarantees in excess of those identified in
          Section 9.2 below; issuance of additional equity in the Company where each Member has not been offered the opportunity to purchase equity on the same terms and conditions as the same is offered to non-Members; incurrence by the Company of loans, or guarantees of loans aggregating more than $5,000,000 (but not including any loans or guarantees referred to in Section 9.2 below); admission of additional Members (other than permitted transferees of Members as set forth in Section
          12.1 below); an amendment to this Operating Agreement which would materially prejudice the rights or increase the obligations or liabilities of any Member as compared with the pre-existing rights, obligations or liabilities of Members; the election and qualification of the Managing Member's successor (except that the lender holding a pledge of or security interest in the Managing Member's Membership and Percentage Interest may serve as or designate the Managing Member should such lender foreclose on such pledge or security interest); or the establishment of reserves in excess of those provided for in
          Section 10.8(d) below. Where unanimous consent is required under this
          Section 7.1.2, no Member shall unreasonably withhold its consent, and the BDC Group Members collectively shall have one vote.

         7.2. Management Rights

               7.2.1. No Member other than the Managing Member shall have any authority to take any actions with respect to the business or affairs of the Company, to execute or deliver any instrument or document binding upon the Company, or to obligate the Company in any way.

               7.2.2. The officers of the Company shall be as follows and shall serve in said offices until the Members vote to remove or replace one or more of them:

                    Chairman                  -        Peter M. Carlino
                    President                 -        Jay Fortney
                    Vice President            -        William J. Bork
                    Secretary                 -        Robert S. Ippolito
                    Treasurer                 -        Robert S. Ippolito

         7.3. Liability of Members - No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Operating Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

         7.4. Indemnification - The Company shall indemnify the Company's current and former Members, officers, employees and agents for all costs, losses, liabilities, and damages paid or incurred by any of them arising out of or in connection with the business of the Company to the fullest extent allowed by any laws of the State of West Virginia, including, but not limited to, the Act.

         7.5. Representations and Warranties - Each Member hereby represents and warrants to the Company and the other Members that: (a) such Member has all necessary power and authority to execute and deliver this Operating Agreement and to perform such Member's obligations hereunder; (b) the Member is acquiring its interest in the Company for the Member's own account, or as nominee for the account of the Member's beneficial owners, as an investment and without an intent to distribute the interest; and (c) the Member acknowledges that the Membership and Percentage Interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

         7.6. Conflicts of Interest -

               7.6.1. A Member, including the Managing Member, does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member or an affiliate of a Member may lend money to and transact other business with the Company, so long as the terms and provisions of any such transaction are substantially similar to those which would be available to the Company, in an arms-length transaction, with a person who is not an affiliate. The rights and obligations of a Member who directly or indirectly lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company shall be void or voidable or shall be rescinded solely because a Member has a direct or indirect interest in the transaction if either the transaction is fair to the Company or the other Members, knowing the material facts of the transaction and the Member's interest, authorize, approve, or ratify the transaction.

               7.6.2. For purposes of this Operating Agreement, the conduct by Penn National Gaming, Inc. (the ultimate parent of PNGI/West Virginia) or its subsidiaries or affiliates of horse racing and wagering (including simulcast wagering and off-track wagering), auto racing, casino or riverboat gambling, video lottery games, or other entertainment, hotel or gaming or wagering activities, and all forms of communications and publications pertaining to the foregoing, and the management of such activities as they currently or may hereafter exist shall not be deemed a conflict or potential conflict of interest. The Members acknowledge and agree that PNGI/West Virginia has specifically relied upon this provision as an inducement to enter into this Operating Agreement. Notwithstanding anything herein to the contrary, Penn National Gaming, Inc. or any of its majority owned subsidiaries or affiliates shall not own or operate any pari-mutuel wagering or video lottery wagering facility located in West Virginia within 25 miles of Charles Town Races, West Virginia.


         7.7. Miscellaneous Obligations -

               7.7.1. Each Member shall maintain that Member's License and the License of each Member's equity owners, beneficial owners, officers, directors and employees if necessary under the Statutes or the Rules. Each Member shall at all times comply and shall cause the Member's equity owners, beneficial owners, officers, directors and employees to comply with the Statutes and the Rules.

               7.7.2. It shall be the duty of each Member to act at all times consistently with and in compliance with all and each of the provisions of this Operating Agreement and with all policies, rules and decisions of the Company adopted in accordance with any of the provisions of this Operating Agreement.


         7.8. Members' Rights and Liabilities - The Members shall have the same rights and liabilities as shareholders of corporations organized under the laws of the State of West Virginia, and the Managing Member shall have the same rights and liabilities as a director of a corporation so organized.

                                  ARTICLE VIII


                                 MANAGING MEMBER

         8.1. Managing- The sole initial Managing Member shall be PNGI/West Virginia. The Managing Member shall serve until the earliest of:

               8.1.1. The Dissociation of such Managing Member; or

               8.1.2. The Resignation of such Managing Member; or

               8.1.3. The Withdrawal of such Managing Member; or

               8.1.4. The election and qualification of such Managing Member's successor by the vote of the Members as provided in Section 7.1.2.

         8.2. Authority of Members to Bind the Company - All actions with respect to the business of the Company shall be taken as directed by the Managing Member, who may exercise, without limitation, (except as specifically provided herein or in the Act) all of the powers of the Company set forth in
Section 31B-1-112 of the Act and who shall have, without limitation, all powers of a Manager set forth in Section 31B-4-404(b) of the Act. Only the Managing Member and agents of the Company authorized by the Managing Member shall have the authority to bind the Company. No Member who is not either a Managing Member or otherwise authorized by the Managing Member as an agent shall take any action to bind the

Company, and each Member shall indemnify the Company for any costs or damages incurred by the Company as a result of any unauthorized action of such Member.

         8.3. Reimbursement for Managing Member's Expenses. The BDC Group Members shall pay to the Managing Member an annual amount of $35,750 (the "Expense Reimbursement") to compensate the Managing Member for the BDC Group Members' share of all expenses incurred by the Managing Member in managing the Company. Such amount shall be paid by the Company to the Managing Member, and the Company shall deduct the amount of the Expense Reimbursement proportionately from the Capital Accounts of the BDC Group Members. In the event that the payment of any Expense Reimbursement is recharacterized as a company payment on its account, the payment will be treated as a guaranteed payment to the Managing Member and the deduction for such expense shall be specifically allocated to the BDC Group Members proportionately to their Membership and Percentage Interests.

         8.4. Bank Accounts- All funds of the Company shall be deposited in such account or accounts to be maintained in such bank or banks as shall be selected from time to time by the Managing Member. Withdrawals from any such bank account or accounts shall be made in the Company's name upon the signature or signatures which the Managing Member shall from time to time designate. Funds in such account or accounts shall not be commingled with the funds of any Member.



                                   ARTICLE IX.


                       CONTRIBUTIONS AND CAPITAL ACCOUNTS

         9.1. Contributions -PNGI/W.Va has made an Initial Capital Contribution in the amount of $8,000, and the Commitment of up to $40,000,000 relating to the "Primary Funding" as defined in and as set forth in Section 9.2. BDC has made an Initial Capital Contribution in the amount of $2,000 (which shall be allocated to the BDC Group Members proportionately to their respective Membership and Percentage Interests). The Membership and Percentage Interest of PNGI/West Virginia is 89% and the aggregate Membership and Percentage Interest of the BDC Group Members is 11%, as set forth on Exhibit A. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution, except as set forth in Section 9.2 and elsewhere in the Operating Agreement relating to the "Primary Funding Loan" (as defined below).

         9.2. Primary Funding and Primary Funding Loan -

               9.2.1 No BDC Group Member shall have any liability or obligation to provide additional Capital Contributions, Member Loans or Member Guarantees in connection with the initial $40,000,000 of funding (regardless of the form or source of such funding) for the Company (the "Primary Funding"). All or any part of the amount of the Primary Funding may be borrowed or otherwise raised directly by the Company. To secure any obligations incurred in connection with the Primary Funding, the Company may, in the discretion of the Managing Member, grant a security interest in or lien on, or otherwise provide as security for such obligations, all or any part of the Company Property or other assets of the Company, in an amount up to the obligations secured thereby, or guaranty such obligations, and, the Managing Member may, in its discretion, pledge its Membership and Percentage Interest.

               9.2.2 To the extent PNGI/West Virginia directly or indirectly provides Capital Contributions, Member Loans or Member Guarantees in connection with the Primary Funding, that portion of such Primary Funding shall be treated as a loan from PNGI/West Virginia to the Company, regardless of the actual form or source of such Primary Funding (each a "Primary Funding Loan").

               9.2.3 Each Primary Funding Loan shall bear interest, and principal and interest shall be repaid (including mandatory prepayments of principal) under each Primary Funding Loan in the same amount, at the same time and in the same manner as such payments (and any other costs) would be due and payable if borrowed directly by the Company under the BT Loan; provided, however, if Penn National Gaming, Inc. ("Penn National") makes a voluntary (rather than mandatory) prepayment of principal under the BT Loan, the Company shall not be required to similarly make a voluntary prepayment under the Primary Funding Loans, but shall continue making payments under the Primary Funding Loans as if no such voluntary pre-payments had been made under the BT Loan. The principal economic terms of the BT Loan are described on Exhibit B.

               9.2.4 To the extent the Company does not have sufficient cash available or is otherwise unable to make any payments of principal or interest when due under any Primary Funding Loans, such payments shall accrue and bear interest at the "default" rates under the BT Loan, and shall be paid prior to the payments which subsequently become due under the Primary Funding Loan. All principal and accrued but unpaid interest under such Primary Funding Loans shall be due and payable upon the sale of all or substantially all of the assets, equity interests or business of the Company.

               9.2.5 Payments of principal and interest or other amounts under the Primary Funding Loans shall be paid by the Company to or on behalf of or as directed by PNGI/West Virginia and, to the extent payments under a Primary Funding Loan are due and payable, such payments shall be made prior to any other distributions to any Member being declared, allocated, made or provided for under this Operating Agreement, except that the Company may make interim distributions of sufficient Money to permit the Members to pay any local, state and Federal tax liabilities owed by the Members with respect to income in respect of their Membership and Percentage Interests, as contemplated by Section 10.8, prior to making payments under Primary Funding Loans, provided that the result thereof is not to cause a default under the ultimate source of capital for any Primary Funding Loan.


               9.2.6 The Members acknowledge and agree that on or prior to August 31, 1997, Primary Funding Loans have been provided by PNGI/West Virginia to the Company in an aggregate principal amount described on Exhibit B.

         9.3. Additional Contributions

               9.3.1 In addition to the Initial Capital Contributions and the Primary Funding, the Managing Member may determine from time to time that the Company requires additional capital. If the Managing Member determines to raise such additional capital by the Company obtaining loans in excess of $5,000,000, or by issuing equity where each Member is not offered the opportunity to purchase equity on the same terms and conditions as the same is offered to non-Members, the Managing Member shall obtain the unanimous consent of the Members as set forth in Section 7.1.2. before incurring such indebtedness or issuing such equity.


               9.3.2. If the Managing Member determines to raise any required additional capital by issuing equity in the Company (in a manner not requiring the unanimous approval set forth in Section 7.1.2.), the Managing Member shall give Notice to the other Members in writing at least ten Business Days prior to the date on which payment for such additional equity is due, which Notice shall set forth the amount and form of the additional equity and the date on which payment for the additional equity is due. The BDC Group Members shall have the right

          (but not the obligation) to acquire a portion of the additional equity offered, in proportion to their respective Membership and Percentage Interests, to maintain their current respective Membership and Percentage Interests, provided that if one or more BDC Group Members do not exercise their right to acquire additional equity (the "BDC Additional Equity"), the other BDC Group Members may so acquire all or part of the BDC Additional Equity in the following manner: (i) if only one BDC Group Member wishes to acquire all or part of the BDC Additional Equity, such BDC Group Member may acquire the amount of BDC Additional Equity it wishes to acquire and (ii) if more than one BDC Group Member wishes to acquire all or part of the BDC Additional Equity, each such BDC Group Member shall be entitled to acquire an amount of BDC Additional Equity equal to the product of (x) the BDC Additional Equity and (y) a fraction, the numerator of which is such BDC Group Member's Membership and Percentage Interest in the Company and the denominator of which is the aggregate Membership and Percentage Interests of the BDC Group Members who wish to acquire BDC Additional Equity, provided that if a BDC Group Member determines to acquire some but not all of the BDC Additional Equity it is entitled to acquire pursuant to the formula set forth in clause (ii) of this sentence, the other BDC Group Members who still wish to acquire BDC Additional Equity may acquire the remaining BDC Additional Equity applying the formula set forth in clause (ii) of this sentence (assuming, for purposes of applying such formula after its initial application, that such BDC Group Members have acquired BDC Additional Equity pursuant to the previous application of the formula set forth in clause (ii) of this sentence) until such available BDC Additional Equity is either acquired by BDC Group Members or such BDC Group Members do not wish to acquire any more BDC Additional Equity. All determinations made by BDC Group Members under this Section 9.3.2 shall occur not later than the date set by the Managing Member in the Notice for the closing of the additional equity sale.

         9.4 Enforcement of Commitments - In the event a Member (a Delinquent Member) fails to perform the Delinquent Member's Commitment, the Company or any Contributing Member may give each Delinquent Member a Notice of the failure to meet the Commitment. If a Delinquent Member fails to perform the Commitment (including any costs associated with the failure to comply with the Commitment and interest on such obligation at the Default Interest Rate) within ten Business Days of the giving of Notice, the Managing Member shall give Notice to each other Member of the occurrence of a delinquency and the Company or any Contributing Member may take such action, including but not limited to enforcing the Commitment in a court of appropriate jurisdiction in the state in which the Principal Office is located or the state of the Delinquent Member's address as reflected in this Operating Agreement. Each Member expressly agrees to the jurisdiction of such courts, but only for the enforcement of Commitments. If no action is commenced to enforce a Delinquent Member's Commitment within forty days after the occurrence of a delinquency, as an exclusive alternative, a Contributing Member may elect to provide all or a portion of the Commitment of the Delinquent Members. If one or more Contributing Members elect to provide a portion of the Commitment of the Delinquent Member(s) (all of such Commitments of Delinquent Member(s) being referred to herein as the "Shortfall"), the other Contributing Members may provide additional Commitments to eliminate the Shortfall, in the following manner: (i) if only one Contributing Member wishes to acquire all or part of the Shortfall, such Contributing Member may acquire the amount of Shortfall it wishes to acquire and (ii) if more than one Contributing Member wishes to acquire all or part of the Shortfall, each such Contributing Member shall be entitled to acquire an amount of Shortfall equal to the product of (x) the Shortfall and (y) a fraction, the numerator of which is such Contributing Member's Membership and Percentage Interests in the Company and the denominator of which is the aggregate Membership and Percentage Interest of the Contributing Members who wish to provide a portion of the Shortfall, provided that if a Contributing Member determines to provide some but not all of the Shortfall it is entitled to provide pursuant to the formula set forth in clause (ii) of this sentence, the other Contributing Members who still wish to may provide the remaining Shortfall, applying the formula set forth in clause
(ii) of this sentence (assuming, for purposes of applying such formula after its initial application, that such Contributing Members have provided a portion of the Shortfall pursuant to the previous application of the formula set forth in clause (ii) of this sentence) until such available Shortfall is either acquired by Contributing Members or such Contributing Members do not wish to provide any more of the Shortfall. A Contributing Member shall be entitled to treat the amounts provided pursuant to this section as a demand loan from the Contributing Member to the Delinquent Member bearing interest at the Default Interest Rate and secured by the Delinquent Member's Membership Interest in the Company. Until such Contributing Member is fully repaid, such Contributing Member shall be entitled to all Distributions to which the Delinquent Member would have been entitled. Notwithstanding the foregoing, no Commitment or other obligation to make an additional Capital Contribution, Member Loan or Member

Guarantee may be enforced by a creditor of the Company or other Person other than the Company unless the Contributing Member expressly consents to such enforcement or to the assignment of the obligation to such creditor or Person. Notwithstanding anything in this Section 9.4 to the contrary, if the Delinquent Member is a BDC Group Member, the rights and remedies provided to the Company and one or more Contributing Members in this Section 9.4 may be exercised, for a period of sixty days after the date of a Notice to the BDC Group Members with respect to all or any part of the Shortfall attributable to the BDC Group Members, only by BDC Group Members, in such manner and upon such terms and conditions as the BDC Members may agree or, upon failure to reach such agreement within thirty days after the date of a Notice to the BDC Group Members with respect to all or part of any Shortfall attributable to the BDC Group Members, in the manner and upon the terms set forth in this Section 9.4 with respect to such remaining Shortfall attributable to the BDC Group Members.

         9.5. Maintenance of Capital Accounts - The Company shall establish and maintain Capital Accounts for each Member. Each Member's Capital Account shall be increased by (A) the amount of any Money actually contributed by the Member to the capital of the Company as a Capital Contribution, (B) the fair market value of any Property or "in-kind" services contributed as a Capital Contribution, such fair market value as determined by the Company and the contributing Member at arm's length at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such Property, within the meaning of Section 752 of the Code), and (C) the Member's share of Net Profits and of any separately allocated items of income or gain (including any gain and income from unrealized income with respect to accounts receivable allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member). Each Member's Capital Account shall be decreased by (x) the amount of any Money distributed to the Member by the Company in respect of the Member's Membership and Percentage Interest, (y) the fair market value of any Property distributed to the Member in respect of the Member's Membership and Percentage Interest, such fair market value as determined by the Company and the contributing Member at arm's length at the time of distribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such Property within the meaning of
Section 752 of the Code), and (z) the Member's share of Net Losses and of any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets of the Company).

         9.6. Distribution of Assets - If the Company at any time distributes any of its assets in-kind to any Member (excluding any such distribution in repayment of a Primary Funding Loan or like obligation), the Capital Account of each Member shall be adjusted to account for that Member's allocable share (as determined under Article X below) of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

         9.7. Compliance with Section 704(b) of the Code - The provisions of this Article IX as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit pursuant to Article X hereof to have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code, in light of the distributions made pursuant to Articles X and XV hereof and the Capital Contributions made pursuant to this
Article IX.

                                   ARTICLE X.


                          ALLOCATIONS AND DISTRIBUTIONS

         10.1. Allocations of Net Profits and Net Losses - Except as may be required by section 704(c) of the Code, and Sections 10.3, 10.4, 10.5, 10.6 and
10.7 of this Article X, Net Profits, Net Losses, and other items of income, gain, loss, deduction and credit shall be apportioned among the Members in proportion to their Membership and Percentage Interests.

         10.2 [Intentionally blank]..

         10.3. Company Minimum Gain - If there is a net decrease in Company Minimum Gain for a Taxable Year, each Member must be allocated items of income and gain for that Taxable Year (and, if necessary, for succeeding Taxable Years) equal to that Member's share of the net decrease in Company Minimum Gain. A Member's share of the net decrease in Company Minimum Gain is the amount of the total net decrease multiplied by the Member's percentage share of the Company Minimum Gain at the end of the immediately preceding Taxable Year. A Member's share of any decrease in Company Minimum Gain resulting from a revaluation of Company Property equals the increase in the Member's Capital Account attributable to the revaluation to the extent the reduction in Company Minimum Gain is caused by the revaluation. A Member is not subject to the Company Minimum Gain Chargeback Requirement to the extent the Member's share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing, or other change in the debt instrument causing it to become partially or wholly a Member Nonrecourse Liability, and the Member bears the economic risk of loss (within the meaning of '1.752-2 of the Regulations) for the newly guaranteed, refinanced, or otherwise changed liability.

         10.4. Member Minimum Gain Chargeback - If during a Taxable Year there is a net decrease in Member Minimum Gain, any Member with a share of that Member Minimum Gain (as determined under '1.704-2(i)(5)of the Regulations) as of the beginning of that Taxable Year must be allocated items of income and gain for that Taxable Year (and, if necessary, for succeeding Taxable Years) equal to that Member's share of the net decrease in the Member Minimum Gain. A Member's share of the net decrease in Member Minimum Gain is determined in a manner consistent with the provisions of paragraph (g)(2) of section 1.704-2 of the Regulations. A Member is not subject to this Member Minimum Gain Chargeback, however, to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Liability due to a conversion, refinancing, or other change in the debt instrument that causes it to become partially or wholly a Company Nonrecourse Liability. The amount that would otherwise be subject to the Member Minimum Gain Chargeback is added to the Member's share of Company Minimum Gain. In addition, rules consistent with those applicable to Company Minimum Gain shall be applied to determine the shares of Member Minimum Gain and Member Minimum Gain Chargeback to the extent provided under the Regulations issued pursuant to '704(b) of the Code.

         10.5. Qualified Income Offset - In the event any Member, in such capacity, unexpectedly receives an Offsettable Decrease, such Member will be allocated items of income and gain (consisting of a portion of each item of Company income and gain for such year) in an amount and manner sufficient to offset such Offsettable Decrease as quickly as possible.

         10.6. Company Non-Recourse Deductions. Company Non-Recourse Deductions shall be allocated amongst the Members in proportion to their Membership and Percentage Interests.

         10.7. Member Non-Recourse Deductions. Member Non-Recourse Deductions shall be allocated, in proportion to their Membership and Percentage Interests, exclusively to the Member or Members who bear or are deemed to bear the economic risk of loss with respect to the Member Non-Recourse Liability to which the deduction relates.

         10.8. Interim Distributions- The Company shall carry on its books a drawing account for each Member. On the Business Days nearest the 15th and last day of each month, and at such other times as may be determined by the Managing Member, in accordance with the Company's cash flow and financial projections, each Member shall be paid such amounts as may be determined by the Managing Member, which shall thereupon be charged to that Member's drawing account. Such interim distributions shall be in cash and/or Property which shall distributed proportionately to the Members in accordance with their Membership and Percentage Interests. All interim distributions which, when made, exceed the recipient Member's basis in that Member's Membership and Percentage Interest shall be considered advances or drawings against the Member's distributive share of Net Profits. To the extent it is determined at the end of the Taxable Year of the Company that the recipient Member has been allocated net taxable income that is less than the total of such advances or drawings for such year, the recipient Member shall, at the request of the Managing Member, be obligated to promptly restore any such advances or drawings to the Company. Notwithstanding the foregoing sentence, the Member will not be required to restore such advances or drawings to the extent that, on the last day of the Taxable Year, the recipient

Member's basis in the Member's Membership and Percentage Interest in the Company has increased from the time of such advance or drawing. The Members intend that, if possible, sufficient Money be distributed to permit the Members, including each BDC Group Member, to pay any local, state and Federal tax liabilities owed by the Members, including each BDC Group Member, with respect to income in respect of their Membership and Percentage Interests. In addition, the Company shall distribute all available cash after providing for (a) debt service (including repayments of principal and interest under any Primary Funding Loan),
(b) scheduled capital expenditures, (c reserves for debt service (including repayments of principal and interest under any Primary Funding Loan), and (d) reserves for additional capital improvements and working capital requirements which shall not, in the case of this clause (d), exceed 10% of the gross annualized revenues of the Company without the unanimous consent of the Members, provided that, if the $40 million limit set forth in Section 9.2 hereof has previously been reached, no additional reserves may be established pursuant to this clause (d) (and the 10% gross annualized revenue provision in this clause
(d) shall be inapplicable) without the unanimous consent of the Members, which consent shall not be unreasonably withheld.

         10.9. Limitations on Distributions - No distribution shall be declared and paid which would be in violation of Section 31B-4-406 of the Act.


                                   ARTICLE XI.

                                      TAXES

         11.1. Elections - The Managing Member may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

         11.2. Taxes of Taxing Jurisdictions- To the extent that the laws of any Taxing Jurisdiction requires, each Member (or such Members as may be required by the Taxing Jurisdiction) will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member's income, and interest, and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution to such Member for purposes of Article X hereof.

         The Managing Member may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax interest and penalties so paid.

         11.3. Tax - The Managing Member shall be designated the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code. The Managing Member shall also be the notice partner within the meaning of Section 6223 of the Code.

         11.4. Accrual Method of Accounting- The records of the Company shall be maintained on an accrual method of accounting.

                                  ARTICLE XII.


                       DISPOSITION OF MEMBERSHIP INTERESTS

         12.1. Disposition of Membership Interests - No Member shall have the right, without the prior written consent of the other Members, to transfer all or any part of a Membership and Percentage Interest, including the Member's interest in any of the Company's Property, other than to another Member, except that: (i) other Members of the Company may succeed to the rights of one or more of them in accordance with the terms of the Operating Agreement or by operation of law; (ii) a Member may pledge or grant a security interest in its Membership and Percentage Interest so long as the pledgee or secured party (or the pledgee's or secured party's transferee) agrees in writing to be bound by the terms and provisions hereof in the place and stead of the debtor Member in the event of a foreclosure on such pledge or security interest, and, in such event, such a foreclosing creditor (or the creditor's transferee) shall have and may exercise all of the rights of the Member whose obligation is being foreclosed, subject to the terms and provisions hereof; or (iii) Members may transfer their Membership and Percentage Interest to the equity or beneficial owners of a Member or to a trust or estate for the benefit of the heirs or beneficiaries of such equity or beneficial owners or to another entity controlled by such equity or beneficial owners or such trust or estate, or to a charitable trust or other charitable entity, provided that each such transferee agrees in writing to be bound by the terms and provisions hereof in the place and stead of the transferring Member. No collateral assignment by a Member of that Member's Membership and Percentage Interest shall cause such Member to cease to be a Member pursuant to the provisions of Section 31B-6-601(3) of the Act. The Members hereby unanimously consent, pursuant to Section 31B-5-503 of the Act, to the admission as a Member of an assignee of a Member's Membership and Percentage Interest pursuant to this Section 12.1. Notwithstanding the foregoing, no transfer of all or any part of a Membership and Percentage Interest shall be effective unless such transfer is made in compliance with any applicable securities laws, the Statutes, and the Rules and regulations (and, if applicable, the approval) of the Commissions.

         12.2 The BDC Group and its Members. The Company, PNGI/West Virginia and BDC acknowledge that BDC has held its Membership and Percentage Interest in the Company as nominee for its beneficial owners constituting the Members of the BDC Group as set forth on Exhibit A attached hereto. The Company and its Managing Member acknowledge that BDC has retitled its interest as nominee into individual interests held by the BDC Group Members, and that the BDC Group Members have thereby become Members of the Company and parties to the Operating Agreement.



                                  ARTICLE XIII.


                            DISSOCIATION OF A MEMBER

         13.1. Dissociation- A Person shall cease to be a Member upon the happening of any of the following events:

               13.1.1. the Withdrawal of a Member;

               13.1.2. the Member's ceasing to be eligible to be a Member of the Company;

               13.1.3. the Member's becoming a Bankrupt Member;

               13.1.4. in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter.

               13.1.5. in the event that a Member, or its equity owners, beneficial owners, officers, directors or employees fail, if required by either Commission, to become a Licensed Person, or such person ceases to be a Licensed Person and the failure of which could cause the Company to lose a License.

         13.2. Purchase of Dissociated Member's Membership Interest - All Members shall be notified of the Dissociation of a Member by the Managing Member within two Business Days of any such Dissociation. Upon the Dissociation of a BDC Group Member, one or more of the other BDC Group Members may purchase all or a portion of such Dissociated BDC Group Member's Membership and Percentage Interest in such manner and upon such terms and conditions as the BDC Group Members may agree or, upon failure to reach such agreement within sixty days of receipt of Notice of such a Dissociation, in the manner and upon the terms and conditions set forth below in this Section 13.2. In the event all of a Dissociated BDC Group Member's Membership and Percentage Interest is not purchased in accordance with the foregoing provisions of this Section 13.2., or upon the Dissociation of any other Member, the unpurchased portion of the Dissociated Member's Membership and Percentage Interest may be purchased by the Company (and shall be purchased by the Company under the circumstances set forth in the last sentence of this Section 13.2) for a purchase price equal to the fair market value thereof determined in accordance with Section 13.3 hereof. If the Company does not determine to purchase all of the Dissociated Member's Membership and Percentage Interest within ten Business Days, the Company shall provide the Members Notice of such determination, and such unpurchased portion (the "Available Interest") may be purchased by the other Members (or an affiliate of such Members) in accordance with the formula set forth below (each such Member or Member affiliate purchaser referred to in Sections 13.2 and 13.3 hereof as a "Purchaser") for a purchase price equal to the aggregate fair market value of the Available Interest determined according to the provisions of
Section 13.3 hereof, in the following manner (with a decision provided for in each following step to be made within five Business Days: (i) if only one Purchaser wishes to acquire all or part of the Available Interest such Purchaser may acquire the amount of the Available Interest it wishes to acquire and (ii) if more than one Purchaser wishes to acquire all or part of the Available Interest, each such Purchaser shall be entitled to acquire an amount of the Available Interest equal to the product of (x) the Available Interest and (y) a fraction, the numerator of which is such Purchaser's Membership and Percentage Interest in the Company and the denominator of which is the aggregate Membership and Percentage Interests of all Purchasers who wish to acquire the Available Interest, provided that if a Purchaser determines to acquire some but not all of the Available Interest it is entitled to acquire pursuant to the formula set forth in clause (ii) of this sentence, the other Purchasers who still wish to acquire any of the remaining Available Interest may acquire the same applying the formula set forth in clause (ii) of this sentence (assuming for purposes of applying such formula after its initial application, that such Purchasers have acquired a portion of the Available Interest pursuant to the previous application of the formula set forth in clause (ii) of this sentence) until such available remaining unpurchased portion of the Available Interest is either acquired by Purchasers or such Purchasers do not wish to acquire any more remaining unpurchased portion of the Available Interest. The purchase price of such interest shall be paid by the

Purchasers (or, as applicable, the Company) to the Dissociated Member in cash within 60 days of determination of the purchase price as determined in accordance with Section 13.3 below. The Company shall purchase all of the Dissociated Member's remaining Membership and Percentage Interest not purchased initially by the Company or by the Purchasers as set forth above for the purchase price and on the payment terms set forth in the preceding sentence.

         13.3. Purchase Price of Dissociated Member's Membership Interest -

               13.3.1. The fair market value of a Member's Membership and Percentage Interest to be purchased by the Company and/or one or more Purchasers pursuant to Section 13.2 hereof shall be determined by agreement between the Dissociated Member and the Company and/or such Purchasers, as applicable, which purchase, if made by the Company, shall be subject to the approval of the other Members. For this purpose, the fair market value of the Dissociated Member's Membership and Percentage Interest shall be computed as the amount which could reasonably be expected to be realized by such Member upon the sale of the business conducted by the Company (or, if the Company is not conducting its business as contemplated in Article III hereof, then upon the sale of the Company Property), in the ordinary course of business at the time of the Dissociation, subject to any discounts (not to exceed 5%) which may apply by virtue of a Member owning a minority interest in the Company where the fair market value is determined in contemplation of a sale of the business conducted by the Company rather than a sale of the Company Property, and the distribution of such amounts as if the Company were wound up and its assets distributed as provided in Section 15.3 (subject to Section 15.4) hereof.

               13.3.2. If the Dissociated Member and/or the Company and/or one or more Purchasers, as applicable, cannot agree upon the fair market value of such Membership and Percentage Interest within 30 days (the "Valuation Period), the fair market value thereof shall be determined, within twenty Business Days after appointment, by appraisal, such Purchasers (and the Company, if applicable), and the Dissociated Member each to choose one appraiser within five Business Days after expiration of the Valuation Period. If the fair market values as determined by the appraisers are within ten (10%) of each other, the fair market value shall be the average of the appraisals. If the fair market values determined by appraisers are not within ten percent of each other, and such Purchasers (and/or the Company, if applicable), and the Dissociated Member are still unable to agree on the fair market value, the appraisers shall choose an additional appraiser (the "Final Appraiser") within five Business Days thereafter, and the Final Appraiser shall choose, within ten Business Days after his or her appointment, the fair market value of one of such original appraisers as the most accurate. Each such appraiser shall be required to have substantial experience appraising the type of business predominately conducted by the Company at the time of Dissociation. The decision of the Appraiser as to the fair market value of such Membership and Percentage Interest in accordance with this Section 13.3. shall be final and binding and may be enforced by legal proceedings. The Dissociated Member and such Purchasers (and/or the Company, if applicable), shall each compensate the appraiser appointed by it and the compensation of the Final Appraiser, if such Final Appraiser is engaged, shall be borne equally by such parties.



                                  ARTICLE XIV.


                         ADMISSION OF ADDITIONAL MEMBERS



         14.1. Admission of Additional Members - The Members by unanimous consent may admit Additional Members.



                                   ARTICLE XV


                           DISSOLUTION AND WINDING UP

         15.1. Dissolution - The Company shall be dissolved and its affairs wound up, upon the unanimous written consent of the Members, the expiration of the term set forth in Section 1.7, or as otherwise provided by Section 31B-8-801 of the Act.

         15.2. Effect of Dissolution- Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company shall not be terminated, but shall continue until the winding up of the affairs of the Company is completed and a Certificate of Dissolution has been issued by the Secretary of State of West Virginia.

         15.3. Distribution of Assets on Dissolution - Upon the winding up of the Company, the Company Property shall be distributed as follows:

               15.3.1. to secured creditors to the extent of their security, including Members who are secured creditors for reasons other than unpaid Distributions;

               15.3.2. to general unsecured creditors, including Members who are creditors for reasons other than unpaid Distributions, to the extent permitted by law, in satisfaction of Company Liabilities;

               15.3.3. to Members who are creditors as a result of unpaid Distributions; provided, however, that if such Distributions were made within one year of the Dissolution, then such Member will be at parity with other general unsecured creditors; and

               15.3.4. to Members in the amount of their respective positive Capital Account balances taking into account all Capital Account adjustments for the Company's Taxable Year in which the liquidation occurs.

         15.4. Payment of Liquidation Proceeds - Liquidation proceeds shall be paid within 60 days of the end of the Company's Taxable Year or, if later, within 90 days after the date of liquidation. Such distributions shall be in cash and/or Property which shall be distributed proportionately to the Members in accordance with their Membership and Percentage Interests.

         15.5. Winding Up and Certificate of Dissolution - The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a Certificate of Dissolution shall be delivered to the Secretary of State of West Virginia for filing. The Certificate of Dissolution shall set forth the information required by the Act.

                                   ARTICLE XVI


                                    AMENDMENT

         16.1. Operating Agreement May Be Modified This Operating Agreement may be modified or amended as provided in this Article XVI (as the same may from time to time be amended). No Member or Managing Member shall have any vested rights in the Operating Agreement which may not be modified through an amendment to this Operating Agreement.

         16.2. Amendment or Modification of Operating Agreement - This Operating Agreement may be amended or modified from time to time only by a vote of or written instrument signed by the Members as provided in Section 7.1. hereof. Notwithstanding the foregoing or anything to the contrary in this Operating Agreement, no amendment or modification to this Operating Agreement which adversely affects a Member's right to allocations or Distributions as provided for herein shall be effective against any such Member which did not vote in favor of, consent to, or ratify such amendment or modification. The Managing Member shall promptly notify each Member prior to any amendment to this Operating Agreement.

                                  ARTICLE XVII


         17.1 The Showboat Obligations. The Company and the Members hereby acknowledge and agree that the Company shall, and hereby does, assume the obligation of BDC as Nominee to pay Showboat, Inc. $250,000 (the "Showboat Obligation"), as provided in that certain letter dated March 14, 1996 from Showboat, Inc. to BDC and confirmed in that certain letter dated March 29, 1996 from BDC to Showboat, Inc. The Company hereby covenants and agrees that it shall pay, perform and discharge the Showboat Obligation, and hereby agrees to indemnify, defend and hold harmless BDC, BDC's shareholders, officers and directors, and BDC Group Members from any liability, cost or expense any of them may suffer or incur by reason of any failure of the Company to properly pay, perform and discharge the Showboat Obligation.

         17.2 The $250,000 Loans - The Company and the Members hereby acknowledge and agree that the $250,000 loan made by BDC as Nominee to the Company, and evidenced by a promissory note issued by the Company to BDC has been satisfied in full by a payment by the Company to BDC of $175,000, receipt of which is hereby acknowledged, and that the $250,000 loan made by PNGI/West Virginia to the Company, and evidenced by a promissory note issued by the Company to PNGI/West Virginia shall be paid by the Company to PNGI/West Virginia in accordance with the terms of such promissory note.

         17.3 Certain Definitions. The Members hereby acknowledge and agree that the terms "Percentage Interest", "Membership Interest", and "Membership and Percentage Interest" as used in this Operating Agreement shall mean one and the same thing, being "Percentage Interest" as defined in Appendix I to the Operating Agreement.

         17.4 Determination of Members. To the extent unanimous consent or the consent of a majority of the Members measured by the number of Members (rather than by Membership and Percentage Interests) is required or permitted for any action under this Operating Agreement, for all such purposes (except with respect to an amendment or modification to this Operating Agreement as described in the second sentence of Section 16.2 above), the BDC Group Members together shall constitute a single Member. The BDC Group Members hereby appoint James A. Reeder as their attorney-in-fact (the "BDC Representative") for purposes of notifying the Managing Member of the vote or consent of the BDC Group Members under this Operating

Agreement, receiving notices from the Company or other Members to the BDC Group Members (which shall be in addition to the Notices required to be given by the Managing Member to all Members pursuant to the provision of Section 18.5 below) and the taking of any action required or permitted to be taken under this Operating Agreement by the BDC Group Members collectively. The BDC Group Members hereby agree that the Managing Member may rely on the actions and communications of the BDC Representative for such purposes, until such time as the Managing Member receives a written instrument executed by each of the BDC Group Members appointing a new BDC Representative, in which case the Managing Member may rely thereafter on such communications and actions of such new BDC Representative.

                                 ARTICLE XVIII.


                            MISCELLANEOUS PROVISIONS

         18.1. Entire Agreement/Binding Effect - This Operating Agreement sets forth the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes and is instead of the original Operating Agreement between the parties hereto dated February, 1996 and amended as of December 31, 1996, and any and all other prior or contemporaneous agreements or understandings, written or oral, between or among such parties with respect to such subject matter. All of the terms and provisions of this Operating Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective personal representatives, heirs, successors and permitted assigns of the Members.

         18.2. No Partnership Intended for Nontax - The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the West Virginia Partnership Act or the West Virginia Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

         18.3. Rights of Creditors and Third Parties under Operating Agreement - This Operating Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their personal representatives, heirs, successors and permitted assigns. This Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person, except as specifically provided herein. Except and only to the extent provided herein or by applicable statute, no such creditor or third party shall have any rights under this Operating Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

         18.4. Arbitration. The Members agree that any controversy, claim or dispute arising out of or relating to this Operating Agreement, including, but not limited to, the breach, validity or termination thereof (a "Dispute"), shall be finally settled by arbitration before a single arbitrator to be held in the city of Wilmington, Delaware in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect ("Rules"). If the parties do not agree upon an arbitrator within 15 days after a Member's receipt of a demand for arbitration then, upon the written request of any Member, the arbitrator shall be appointed in accordance with Rule 13 of the Rules. The arbitration and this Section 18.4 shall be governed by the Federal Arbitration Act, 9 U.S.C. '1 et seq. Judgment may be entered on the Arbitrator's award in any court having jurisdiction. By agreeing to arbitrate, the Members do not intend to deprive any Court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of an arbitration proceeding.

         18.5. Notices. All written notices, demands and requests of any kind which either party may be required or may desire to serve upon the other party hereto in connection with this Agreement shall be delivered only by nationally recognized overnight courier or other means of personal service which provides written verification of receipt (a "Notice"). All Notices shall be addressed to each of the parties to be served as follows:


               PNGI/West Virginia

            Peter M. Carlino, Chairman
            Wyomissing Professional Center
               825 Berkshire Boulevard, Suite 203
            Wyomissing, Pennsylvania  19610


               All Notices with a copy to:

            Robert P. Krauss, Esquire
            Mesirov Gelman Jaffe Cramer & Jamieson
            1735 Market Street, 38th Floor
            Philadelphia, Pennsylvania  19103-7598

             Bryant Development Company, as nominee for the BDC Group, or any BDC Group Members (all such Notices to go to each of the following)

              James A. Reeder, individually or as President of The BDC Group Members with an address at:

            c/o Patton Boggs, L.L.P.
            2550 M Street, N.W.
            Washington, D.C.  20037

            Thomas Hale Boggs, Jr., with an address at:
            c/o Patton Boggs, L.L.P.
            2550 M Street, N.W.
            Washington, D.C.  20037
            William C. Bryant, with an address at:

            c/o James A. Reeder
            Patton Boggs, L.L.P.
            2550 M. Street, N.W.
            Washington, D.C. 20037


            Timber Nation Limited Partnership, with an address at:

            c/o Falconwood Corporation
            565 Fifth Avenue, 3rd Floor
            New York, NY  10017

              All Notices to Bryant Development Company or any and all BDC Group Members shall be sent to each BDC Group Member with a copy in each case to:

            Nancy A. Lieberman, Esquire
            Skadden, Arps, Slate, Meagher & Flom, LLP
            919 Third Avenue
            New York, New York  10022


or other such address as shall be furnished in writing by any such party to the other party, and such Notice shall be effective and be deemed to have been given as of the date actually received.

         18.6. Further Documents. The Members and the Company shall, at any time and from time to time after the date hereof, upon request by one or more of the others and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the Members or the Company hereunder.

         18.7 Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Operating Agreement are and shall be incorporated herein and made a part hereof.

         18.8. Sections and Articles. Unless the context otherwise requires, all Sections, Articles, Schedules and Exhibits referred to herein are, respectively, sections and articles of, and schedules and exhibits to, this Operating Agreement.

         18.9. Headings. Headings as to the contents of particular Articles and Sections hereof are for convenience only and are in no way to be construed as a part of this Operating Agreement or as a limitation of the scope of the particular Articles or Sections to which they refer.

         18.10. Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

         18.11. Invalid Provisions. If any provision of this Operating Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of this Operating Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Operating Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Operating Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         18.12. Multiple Counterparts. This Operating Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Operating Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         18.13. No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Operating Agreement; therefore, this Operating Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Operating Agreement.

         18.14. Waiver. No waiver by any Member of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, (i) shall be binding unless in writing signed by the Member to be bound and (ii) shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

         18.15.Governing Law - This Operating Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of West Virginia applicable to agreements made and to be performed entirely within such State without reference to that state's "conflict of laws" laws.

         18.16 Assignment - No Member may assign either this Operating Agreement or any of its rights, interests or obligations hereunder, except as otherwise specifically provided herein, without the prior written consent of all other Members.

            IN WITNESS WHEREOF, we have hereunto set our hands and seals on the date set forth beside our names.


PNGI CHARLES TOWN GAMING LIMITED
LIABILITY COMPANY

BY: /s/ Peter M. Carlino
    -----------------------------
      PETER M. CARLINO, CHAIRMAN
Date: October 17, 1997

PENN NATIONAL GAMING OF
  WEST VIRGINIA, INC.

BY: /s/ William J. Bork
    -----------------------------
      WILLIAM J. BORK, PRESIDENT
Date: October 17, 1997

BRYANT DEVELOPMENT COMPANY, NOMINEE

BY: /s/ James A. Reeder
    -----------------------------
       JAMES A. REEDER, PRESIDENT
Date: November 5, 1997

/s/ James A. Reeder
----------------------
JAMES A. REEDER
Date: November 5, 1997

/s/ Thomas Hale Boggs, Jr.
--------------------------
THOMAS HALE BOGGS, JR.
Date: November 5, 1997

/s/ William C. Bryant
----------------------
WILLIAM C. BRYANT
Date: October 28, 1997

TIMBER NATION LIMITED PARTNERSHIP

BY: /s/ Dr. Henry G. Jarecki
    -----------------------------
       DR. HENRY G. JARECKI, GENERAL PARTNER

Date: November 12, 1997

                  The undersigned is executing this signature page below for the sole purpose of agreeing to be bound by Section 18.4 of the Operating Agreement to the extent the undersigned is a party to a Dispute subject to Section 18.4.


PENN NATIONAL GAMING, INC.

BY: /s/ William J. Bork
    --------------------------
         WILLIAM J. BORK, PRESIDENT

                                    EXHIBIT A

                       Membership and Percentage Interest

Member

Penn National Gaming                                              PERCENTAGE
INTEREST
         of West Virginia, Inc.                                         89%
James A. Reeder*                                                      2.75%
Thomas Hale Boggs, Jr.*                                               2.75%
William C. Bryant*                                                    2.75%
Timber Nation Limited Partnership*                                    2.75%
---------------------
* transferred to each Member from BDC, which held such interests as nominee

         Managing Member

Penn National Gaming of West Virginia, Inc., or any direct or indirect subsidiary of Penn National Gaming, Inc., shall be the sole Managing Member.

         Members

Penn National Gaming of West Virginia, Inc., a West Virginia corporation and an indirect wholly-owned subsidiary of Penn National Gaming, Inc., with an address at:

         Peter M. Carlino, Chairman
         Wyomissing Professional Center
         825 Berkshire Boulevard, Suite 203
         Wyomissing, Pennsylvania  19610


Bryant Development Company, as nominee for the BDC Group, with an address at:

         James A. Reeder, President
         c/o Patton Boggs, L.L.P.
         2550 M Street, N.W.
         Washington, D.C.  20037

The BDC Group Members

   James A. Reeder, with an address at:

         c/o Patton Boggs, L.L.P.
         2550 M Street, N.W.
         Washington, D.C.  20037

   Thomas Hale Boggs, Jr., with an address at:

         c/o Patton Boggs, L.L.P.
         2550 M Street, N.W.
         Washington, D.C.  20037


   William C. Bryant, with an address at:

         c/o James A. Reeder
         Patton Boggs, L.L.P.
         2550 M. Street, N.W.
         Washington, D.C. 20037

   Timber Nation Limited Partnership, with an address at:

         c/o Falconwood Corporation
         565 Fifth Avenue, 3rd Floor
         New York, NY  10017

                                    EXHIBIT B

                   PRIMARY FUNDING LOANS AS OF AUGUST 31, 1997


                                Amount of Primary
                                  Funding Loan

Option Fees ($250,000 Showboat; $175,000 extension)                                 $   425,000
Referendum                                                                          $   593,067
Financing cost ($750,000 BT Loan Fee plus legal fees and settlement costs)          $   880,538
Acquisition of Charles Town Races [$16,500,000 less sale of Scheetz land]           $16,009,564
Construction Period Interest                                                        $   554,122
Refurbishment of CharlesTown Races Facility - in progress                           $17,432,206
Capital Expenditures                                                                $   848,122
Operating Expenses of the Company                                                   $   538,386
                                                                                    -----------
Total                                                                               $37,281,055
                                                                                    ===========


Principal Economic Terms of The BT Loan:

         A copy of the BT Loan has been provided to the BDC Representative and to Nancy Lieberman, Esquire.

                                   APPENDIX I

DEFINITIONS


         Act - The West Virginia Limited Liability Company Act effective July 1, 1996 and all amendments to such Act as they shall from time to time be adopted.

         Additional Member - A Member other than an Initial Member who has acquired a Membership and Percentage Interest from the Company.

         Articles - The Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State.

         Bankrupt Member - A Member who: (1) has become the subject of an Order for Relief under the United States Bankruptcy Code, (2) has initiated, either in an original Proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation arrangement, composition, readjustment, dissolution, or similar relief.

         BDC - Bryant Development Company, a Virginia corporation, as nominee for the BDC Group.

         BDC Group - BDC, James A. Reeder, Thomas Hale Boggs, Jr., William C. Bryant and Timber Nation Limited Partnership and any transferee(s) or acquiree(s) of a Membership and Percentage Interest in the Company from such Person(s) who acquires such Membership and Percentage Interest in accordance with, or in a manner permitted by, the terms of this Operating Agreement, or any subsequent transferee(s) or acquiree(s) of a Membership and Percentage Interest in the Company from such an initial transferee or acquiree who acquires such Membership and Percentage Interest in accordance with or in the manner permitted by the terms of this Operating Agreement.

         BDC Group Member - A Member of the Company which is also a member of the BDC Group, including, without limitation, any "transferees" or "acquirees" as such terms are used in the definition of the BDC Group.

         BDC Group Representative - The Person permitted to receive Notices, to Notify the Managing Member and/or and act on behalf of the BDC Group Members pursuant to Section 17.4 of the Operating Agreement.

         BT Loan - That certain Tranche B Term Loan under that certain Credit Agreement dated as of November 27, 1996 among Penn National Gaming, Inc., various banks, CoreStates Bank, N.A. as Co-Agent and Bankers Trust Company as Agent.

         Business Day - Any day other than Saturday, Sunday or any legal holiday observed in West Virginia.

         Capital Account - The account maintained for a Member determined in accordance with Article IX of the Operating Agreement.

         Capital Contribution - Any Contribution or contribution of services made by or on behalf of a new or existing Member as consideration for a Membership and Percentage Interest.

         Code - The Internal Revenue Code of 1986 as amended from time to time.

         Commission - The West Virginia Horse Racing Commission or any successor thereto and the West Virginia Lottery Commission (which are individually referred to as a "Commission" and collectively are referred to as the "Commissions").

         Commitment - The obligation of a Member to make a Capital Contribution, Member Loan or Member Guarantee in the future.

         Company - PNGI Charles Town Limited Liability Company, a limited liability company formed under the laws of the State of West Virginia, and any successor limited liability company.

         Company Liability - Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

         Company Minimum Gain - An amount determined by first computing for each Company Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Company Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Company Minimum Gain is determined by comparing the Company Minimum Gain on the last day of the immediately preceding Taxable Year with the Minimum Gain on the last day of the current Taxable Year. Notwithstanding any provision to the contrary contained herein, Company Minimum Gain and increases and decreases in Company Minimum Gain are intended to be computed in accordance with section 704 of the Code and the Regulations issued thereunder, as the same may be issued and interpreted from time to time. A Member's share of Company Minimum Gain at the end of any Taxable Year equals: the sum of Nonrecourse Deductions allocated to that Member (and to that Member's predecessors in interest) up to that time and the distributions made to that Member (and to that Member's predecessors in interest) up to that time of proceeds of a nonrecourse liability allocable to an increase in Company Minimum Gain minus the sum of that Member's (and that Member's predecessors in interest) aggregate share of the net decreases in Company Minimum Gain plus their aggregate share of decreases resulting from revaluations of Company Property subject to one or more Company Nonrecourse Liabilities.

         Company Nonrecourse Liability - Nonrecourse liability of the Company as defined in Section 1.704-2(b)(3) of the Regulations.

         Company Nonrecourse Deductions - Any loss or deduction or other expenditure of the Company described in Section 705(a)(2)(B) of the Code which loss or deduction is attributable to a Company Nonrecourse Liability, all as more specifically set forth in Regulations Section 1.704-2. The amount of the Company Nonrecourse Deductions for a given fiscal year of the Company shall be equal to the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that year, over the aggregate amount of any distributions during such year of proceeds of a Company Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, as determined according to the provisions of Section 1.704-2(d) of the Regulations.

         Company Property - Any Property owned by the Company.

         Contributing Member - Members making Contributions, Member Loans to the Company or Member Guarantees of Company debt as a result of the failure of a Delinquent Member to make the Contributions, Member Loans or Member Guarantees pursuant to a Commitment, required by a Commitment as described in Article IX of the Operating Agreement.

         Contribution - Any contribution of Property made by or on behalf of a new or existing Member as consideration for a Membership and Percentage Interest.

         Default Interest Rate - The lower of the legal rate or the then current prime rate quoted by the largest commercial bank in the jurisdiction of the Principal Office plus three percent.

         Delinquent Member - A Member who has failed to perform that Member's Commitment.

         Distribution - A transfer of Property to a Member on account of a Membership and Percentage Interest as described in Article X of the Operating Agreement.

         Disposition (Dispose) - Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

         Dissociation - Any action which causes a Person to cease to be Member as described in Article XIII of the Operating Agreement.

         Dissociated Member - A Person who has ceased to be Member as a result of Dissociation in Article XIII of the Operating Agreement.

         Initial Capital Contribution - The Capital Contribution made by the Initial Members as described in Article IX of the Operating Agreement.

         Initial Members - BDC as Nominee for the BDC Group Members and PNGI/West Virginia.

         License - Any permit or license or other authorization required to conduct or participate in or otherwise be associated with any Licensed Activity. Any Person who obtains such a permit or license shall be a "Licensed Person."

         Licensed Activities - The conduct of horse or dog racing and pari-mutuel wagering in connection therewith, the conduct of video lottery games or any other lawful wagering or gaming activity under current or future West Virginia law, and all activities necessary, customary, convenient, or incident to the foregoing.

         Majority of the Members - A majority by number of the Members entitled to vote on, consent to, or approve a particular matter.

         Managing Member - A Member selected to manage the affairs of the Company under Article VIII of the Operating Agreement.

         Member - The BDC Group Members and PNGI/West Virginia, provided that any initial or subsequent transferee(s) or acquiree(s) of a Member's Membership and Percentage Interest who acquires such Membership and Percentage Interest in accordance with, or in a manner permitted by, the terms of the Operating Agreement, or any third parties who acquire a

Membership and Percentage Interest in the Company in accordance with, or in a manner permitted by, the terms of the Operating Agreement, shall also be a "Member".

         Member Guarantee - Guarantees by a Member of a loan to the Company.

         Member Loan - A loan from a Member to the Company or a loan incurred by a Member for the benefit of the Company and the Company receives the proceeds thereof (after payment or provision for fees and expenses relating thereto).

         Member Minimum Gain - An amount determined by first computing for each Member Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Member Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Member Minimum Gain is determined by comparing the Member Minimum Gain on the last day of the immediately preceding Taxable Year with the Minimum Gain on the last day of the current Taxable Year. Notwithstanding any provision to the contrary contained herein, Member Minimum Gain and increases and decreases in Member Minimum Gain are intended to be computed in accordance with section 704 of the Code the Regulations issued thereunder, as the same may be issued and interpreted from time to time.

         Member Nonrecourse Deductions - Any Company deductions that would be Company Nonrecourse Deductions if they were not attributable to a Member Nonrecourse Liability, as set forth in Regulations Section 1.704-2(i).

         Member Nonrecourse Liability - Nonrecourse liability of a Member as defined in Section 1.704-2(b)(4) of the Regulations.

         Membership and Percentage Interest - The Membership Interest and Percentage Interest of a Member as indicated on Exhibit A of the Operating Agreement, as the same may be amended, from time to time.

         Membership Interest - The interest of a Member determined by such Member's Capital Account relative to the Capital Accounts of all Members.

         Money - Cash or other legal tender of the United States, or any obligation that is immediately reducible to legal tender without delay or discount. Money shall be considered to have a fair market value equal to its face amount.

         Net Losses - The losses and deductions of the Company determined in accordance with generally accepted accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

         Net Profits - The income and gains of the Company determined in accordance with generally accepted accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

         Nonrecourse Liabilities - Nonrecourse Liabilities include Company Nonrecourse Liabilities and Member Nonrecourse Liabilities.

         Notice or Notify - Notice is defined in Section 18.5 of the Operating Agreement. The terms "notice", "notify", or "notification", whether or not capitalized in this Operating Agreement, shall have the meaning set forth in this paragraph.

         Offsettable Decrease - Any allocation that unexpectedly causes or increases a deficit in the Member's Capital Account as of the end of the taxable year to which the allocation relates attributable to depletion allowances under ss.1.704(b)(2)(iv)(k) of the Regulations, allocations of loss and deductions under ss.ss.704(e)(2) or 706 of the Code or under ss.1.751-1 of the Regulations, or distributions that, as of the end of the year are reasonably expected to be made to the extent they exceed the offsetting increases to such Member's Capital Account that reasonably are expected to occur during or (prior to) the taxable years in which the such distributions are expected to be made (other than increases pursuant to a Minimum Gain Chargeback).

         Operating Agreement - This operating agreement including all amendments adopted in accordance with the Operating Agreement and the Act.

         Percentage Interest - The rights of a Member in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

         Percentage Majority of the Members - A majority by Membership and Percentage Interest of the Members entitled to vote on, consent to, or approve a particular matter.




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         Percentage Majority of the Remaining Members- A majority by Membership and Percentage Interest of all the Remaining Members.

         PNGI/West Virginia - Penn National Gaming of West Virginia, Inc., a West Virginia corporation and an indirect wholly-owned subsidiary of Penn National Gaming, Inc., a publicly-held Pennsylvania corporation.

         Proceeding - Any judicial or administrative trial, hearing or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

         Property - Any property, real or personal, tangible or intangible, including Money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

         Person - An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of West Virginia.

         Regulations - Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

         Related Person - A person having a relationship to a Member that is described in 1.752-4(b) of the Regulations.

         Removal - The act of the Remaining Members by which the Managing Member is Removed as the Managing Member but continues to be a Member.

         Resignation - The act of a Managing Member by which such Member ceases to be a Managing Member but continues to be a Member.

         Rules - The Rules promulgated by either Commission under the Statutes and as amended from time to time.

         Statutes - Article 23 [Horse and Dog Racing] of Chapter 19 [Agriculture] of the West Virginia Code (including the amendments set forth in the 1996 Simulcast Facility and Telecommunications Bill if and when approved and adopted as provided under West Virginia



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law) and Article 22A [Racetrack Video Lottery] of Chapter 19 [Agriculture] of
the West Virginia Code, and any other statute which governs any gaming or wagering activities conducted by the Company as such exist as of the date of the Operating Agreement or may hereafter be amended, or any successor rule or statute of similar purpose.

         Taxable Year - The taxable year of the Company shall end on December
31.

         Taxing Jurisdiction - Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

         Withdrawal - The act of a Member by which such Member voluntarily ceases to be a Member.